As filed with the Securities and Exchange Commission on December 29, 2010
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
BRONCO DRILLING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1381	20-2902156
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer Identification No.)
	Classification Code Number)

16217 North May Avenue
Edmond, Oklahoma		73013
(Address of Principal Executive Offices)		(Zip Code)
Bronco Drilling Company, Inc. 2006 Stock Incentive Plan
(Full title of each Plan)
D. Frank Harrison
Chairman of the Board and
Chief Executive Officer
Bronco Drilling Company, Inc.
16217 North May Avenue
Edmond, Oklahoma 73013
(405) 242-4444
(Name, address and telephone number of agent for service)
Copy to:
William T. Heller IV
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
(713) 654-8111
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering	aggregate offering	Amount of
registered	registered (1)	price per share (2)	price (2)	registration fee
Common Stock, par value $0.01 per share	2,500,000 shares	$6.80	$17,000,000	$1,973.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also being registered hereunder.

(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share has been calculated on the basis of the average of the high and low sale prices for the common stock on the NASDAQ Global Select Market on December 23, 2010.

EXPLANATORY NOTE AND INCORPORATION OF CONTENTS OF PREVIOUSLY FILED
REGISTRATION STATEMENTS BY REFERENCE
Bronco Drilling Company, Inc. (the “Company,” the “Registrant,” “we,” “us” or “our”) is filing this Registration Statement for the purpose of registering 2,500,000 additional shares of our common stock for issuance under the terms of the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan (the “Plan”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The contents of Registration Statement No. 333-136874 relating to the Plan filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 24, 2006, including all exhibits thereto, are incorporated herein by reference pursuant to General Instruction E to Form S-8, except “Item 3. Incorporation of Documents by Reference” which is revised hereby. We incorporate by reference the following documents and all documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed) until all of our common stock covered by this Registration Statement is issued or a post-effective amendment to this Registration Statement is filed that deregisters all of such common stock then remaining unsold:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 15, 2010, as amended on Form 10-K/A filed on April 30, 2010 (Commission File No. 000-51471);

(b)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 8, 2010 (Commission File No. 000-51471);

(c)	our Current Reports on Form 8-K filed on February 16, 2010, April 21, 2010, September 27, 2010, October 13, 2010 and December 15, 2010 (Commission File No. 000-51471); and

(d)	our Registration Statement on Form 8-A, as filed with the Commission on August 2, 2005.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:
Bronco Drilling Company, Inc.
16217 North May Avenue
Edmond, Oklahoma 73013
(405) 242-4444
Item 6. Indemnification of Directors and Officers.
Delaware Law
Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:
•	for any breach of the director’s duty of loyalty to the company or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
•	for any transaction from which the director derives an improper personal benefit.
This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Certificate of Incorporation and Bylaws
Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.
Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. Pursuant to such indemnification agreements, we have agreed to indemnify each such person to the fullest extent permitted by our certificate of incorporation, our bylaws and applicable law, as the same exists or may hereafter be amended or replaced (but only to the extent that such change authorizes broader indemnification rights than were permitted prior thereto). We have agreed to indemnify each such indemnitee against any and all expenses or losses in the event any such indemnitee was, is or becomes party to, or was or is threatened to be made party to, or was or is otherwise involved in, any proceeding, whether civil, criminal, administrative or investigative, by virtue of his or her status as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of ours or of another entity, trust or enterprise (when holding such corporate status at our request). We also have agreed to indemnify such indemnitee against any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under the indemnification agreement. Notwithstanding the foregoing, no indemnification obligations will arise (i) in the event a proceeding was initiated or brought voluntarily by such indemnitee against us or our directors, officers, employees or other indemnities and the board of directors has not authorized or consented to the initiation of such proceeding, or (ii) for an accounting of profits made from the purchase and sale by such indemnitee of securities of ours within the meaning of Section 16(b) of the Exchange Act or any similar successor statute.
Pursuant to these indemnification agreements we also have agreed to indemnify any indemnitee who, by reason of his or her corporate status described in the immediately preceding paragraph, is a witness in any proceeding to which such indemnitee is not a party, against all expenses actually and reasonably paid or incurred by such indemnitee in connection therewith. We also are obligated to advance any expenses (except the amount of any settlement) actually and reasonably paid or incurred by the indemnitee in connection with any proceeding (except those proceedings initiated by such indemnitee which are not authorized by the board of directors) to the fullest extent permitted by law upon delivery of the requisite undertaking to repay such advances, if it is ultimately adjudicated that such person is not entitled to indemnification.
Item 8. Exhibits.
See Index to Exhibits.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edmond, Oklahoma, on the 29th day of December, 2010.

BRONCO DRILLING COMPANY, INC.
By:	/s/ D. Frank Harrison
D. Frank Harrison
Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below appoints D. Frank Harrison with full power of substitution, their true and lawful attorney-in-fact and agent to do any and all acts and things in the undersigned’s name and on the undersigned’s behalf in the undersigned’s capacity as an officer or director of Bronco Drilling Company, Inc., in connection with, and only in connection with, the filing of this Registration Statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned’s name which such person may deem necessary or advisable to enable Bronco Drilling Company, Inc. to comply with the Securities Act of 1933, as amended and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ D. Frank Harrison D. Frank Harrison	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 29, 2010

/s/ Matthew S. Porter Matthew S. Porter	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	December 29, 2010

/s/ Mark Dubberstein	President	December 29, 2010
Mark Dubberstein

/s/ Zachary M. Graves	Executive Vice President — Operations	December 29, 2010
Zachary M. Graves

/s/ Steven R. Starke	Chief Accounting Officer	December 29, 2010
Steven R. Starke

/s/ Richard B. Hefner	Director	December 29, 2010
Richard B. Hefner

/s/ William R. Snipes	Director	December 29, 2010
William R. Snipes

/s/ Gary C. Hill	Director	December 29, 2010
Gary C. Hill

/s/ David W. House	Director	December 29, 2010
David W. House

INDEX TO EXHIBITS

Exhibit No.		Exhibit

4.1
Bronco Drilling Company, Inc. 2006 Stock Incentive Plan, filed as, and incorporated from, Exhibit 10.01 to the registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 24, 2006

5.1	*	Opinion of Thompson & Knight LLP

23.1	*	Consent of Grant Thornton LLP

23.2	*	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.